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                                                                   Exhibit 10.11



                                February 25, 1995



Mr. Gary G. Dillon
Schwitzer U.S. Inc.
P. O. Box 15075
Asheville, NC 28813


                         Re:  Amendment to Executive Employment
                              and Compensation Agreement
                              ---------------------------------

Dear Gary:

1. Reference is made to the Executive Employment and Compensation Agreement dated January 18, 1995 (the "Agreement") between you and Schwitzer U.S. Inc. ("Schwitzer") which amended and restated the employment and compensation agreement between you and Schwitzer that was originally effective as of April 1, 1989.

2. Concurrently with the execution and delivery of this letter agreement, Schwitzer, Inc., the parent corporation of Schwitzer (the "Company"), is entering into an Agreement and Plan of Merger (the "Merger Agreement") with Kuhlman Corporation ("Kuhlman") and Spinner Acquisition Corp. ("Sub") pursuant to which, among other things, Sub would be merged with and into the Company (the "Merger") in consideration for the conversion in such merger of each outstanding share of Common Stock of the Company into 0.9615 share of Common Stock of Kuhlman. The closing of the Merger will result in a "Change of Control" for purposes of the Agreement.

3. Schwitzer and you desire to amend the Agreement to give you an incentive to remain in the employ of Schwitzer after the closing of the Merger and, in order to eliminate any incentive in paragraphs 4 and 5 of the Agreement for you to leave the employ of Schwitzer after such closing, to accelerate the payments that would otherwise be required to be made to you under such paragraphs upon your termination or resignation.

4. In consideration of your continued employment as President and Chief Executive Officer of Schwitzer after the date hereof, you and Schwitzer agree that the Agreement shall be further amended as provided below:

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          Paragraph 2a of the Agreement is hereby amended effective as of
          January 1, 1995, to read in its entirety as follows:

               "a. An annual salary of $325,000, as increased from time to time by the Board of Directors of Schwitzer."

          The following new paragraph 12 is hereby added to the Agreement after paragraph 11 thereof:

          "12. Anything in this Agreement to the contrary notwithstanding, upon the consummation of the merger (the "Effective Time") provided for in the Agreement and Plan of Merger dated as of February 25, 1995 (the "Merger Agreement") among Kuhlman Corporation, Spinner Acquisition Corp. and Schwitzer, Inc. (the "Company"), the following provisions shall apply:

               a. The obligation of Schwitzer to continue to pay your salary and your bonuses at par levels for up to 18 months upon your termination or resignation in accordance with paragraph 4, its obligation to make a lump sum payment upon your termination or resignation following a Change of Control in accordance with paragraph 5 and any other severance pay obligation of Schwitzer to you shall be terminated as of the Effective Time. In lieu of, and as an acceleration of, such obligations under paragraph 4, Schwitzer shall, concurrently with the Effective Time, make a lump sum cash payment to you in an amount equal to the sum of 1-1/2 times your then annual salary and 1-1/2 times your then annual bonus at par level. In lieu of such obligations under paragraph 5, Schwitzer shall, concurrently with the Effective Time, make an additional lump sum cash payment to you in an amount equal to the sum of 1-1/2 times your then annual salary and 1-1/2 times your then annual bonus at par level.

               b. Concurrently with the Effective Time, (i) each option to purchase shares of Common Stock of the Company held by you pursuant to a grant under the Company's Long Term Executive Compensation Plan (the "Plan") shall be converted into an option to purchase shares of Common Stock of Kuhlman in accordance with the "Exchange Ratio" provided for in the Merger Agreement and each such

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                    option shall continue to become exercisable in accordance
                    with such option's terms and (ii) the 75,000 shares of phantom stock awarded to you by an Agreement dated as of October 18, 1994 shall be converted into 75,000 shares of phantom stock of Kuhlman and shall continue to become vested as of October 18, 1997. From and after the Effective Time, all provisions of the second grammatical paragraph of paragraph 4 shall be deemed to have been waived by you in consideration for your rights under this paragraph 12.

               c. The provisions of paragraphs 6, 7, 9, 10 and 11 of this Agreement shall apply to the payments and benefits provided for under this paragraph 12.

               d. Anything in paragraph 8 of this Agreement to the contrary notwithstanding, the Board shall be deemed to have employed a successor Chief Executive Officer as of the Effective Time.

               e. After the Effective Time, your employment as the President and Chief Executive Officer of Schwitzer shall be subject to the following terms and conditions:

                         (i) Schwitzer may terminate your employment by Schwitzer at any time and you may resign such employment at any time.

                        (ii) The provisions of paragraphs 2, 3 and 4 of this Agreement (including, without limitation, Schwitzer's obligation under paragraph 4 to continue providing all pension, profit sharing, deferred compensation, medical and life insurance benefits under Schwitzer's benefit plans, or the economic equivalent thereof, for a period ending in the earlier of (A) 18 months after your employment by Schwitzer is terminated or you resign your position with Schwitzer or (B) your attainment of age 65) shall apply to your services under this paragraph 12e, provided that
                              (I) the Compensation Committee of the Company and Schwitzer shall be deemed to have concurred in the

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                              distribution provided for in paragraph 2e, (II)
                              Schwitzer shall have no obligation under paragraph 4 to continue to pay you any salary or bonuses with respect to any period after your employment by Schwitzer is terminated or you resign your position with Schwitzer and (III) the second grammatical paragraph of paragraph 4 shall be deemed to have been waived by you in consideration for your rights under this paragraph 12.

                       (iii) During such employment by Schwitzer, you will continue to receive all perquisites that you were entitled to receive immediately prior to the Effective Time, including, without limitation, payment of certain automobile expenses and tax return preparation fees.

               f. Anything in this paragraph 12 to the contrary notwithstanding, this paragraph 12 shall be void and have no effect if you should elect to resign your position with Schwitzer prior to the Effective Time."

If the foregoing terms and provisions are acceptable to you, please sign the enclosed copy of this Agreement where indicated and return it to me.

Sincerely,

SCHWITZER U.S. INC.


By:  /s/ Richard H. Prange
     ------------------------------
     Name:   Richard H. Prange
     Title:  Vice President


APPROVED:

/s/ J. Richard Hull
-------------------------------
J. Richard Hull
Chairman, Compensation Committee
of the Board of Directors of
Schwitzer, Inc.


ACCEPTED AND AGREED TO as of the date first above set forth.


/s/  Gary G. Dillon
-------------------------------
Name:  Gary G. Dillon
       President and Chief Executive
       Officer


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